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                                                                    EXHIBIT 10.5

                              TRIPATH IMAGING, INC.
                              780 Plantation Drive
                              Burlington, NC 27215

                                 August 3, 2004

Dr. Paul R. Sohmer, M.D.
c/o TriPath Imaging, Inc.
780 Plantation Drive
Burlington, NC 27215

Dear Paul:

      In recognition of the fact that your contributions to the past and future growth and success of TriPath Imaging, Inc. (the "Company"), a Delaware corporation, and its affiliates have been and are expected to be substantial, we want to assure the Company of your continued services for the benefit of the Company, particularly in the face of a change-in-control of the Company.

      This letter agreement (this "Agreement") therefore sets forth those benefits which the Company will provide to you and your obligations to the Company in the event your employment within the Company is terminated in connection with a "Change in Control" (as defined in Section 2(i)) of the Company under the circumstances described below.

      It is hereby acknowledged that certain terms related to the acceleration of vesting of options to purchase 450,000 shares and 400,000 shares of the Company's Common Stock granted to you on June 6, 2000 and January 24, 2001, respectively (the "Prior Option Grants"), are governed by an offer letter dated June 5, 2000 (the "Offer Letter") between you and the Company. Notwithstanding the terms of the Offer Letter, the provisions of Section 4(iv)(d) and Section 7 hereof shall nonetheless apply to the Prior Option Grants.

1. TERM.

      This agreement shall expire on August 3, 2006; provided, however, that if a Change in Control should occur while you are still an employee of the Company, then this Agreement shall continue in effect from the date of such Change in Control for so long as you remain an employee of the Company, but in no event for more than twenty-four (24) months following such Change in Control (such 24-month period hereinafter called the "Change in Control Period"); provided, further, if your employment is terminated by the Company without Cause (defined below) prior to a Change in Control, this Agreement shall expire 180 days after the date that your employment is terminated. In addition, this Agreement may be terminated by the Company at any time prior to a Change in Control upon one year's written notice to you. The termination or expiration of the term of this Agreement shall not adversely affect your rights

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Dr. Paul R. Sohmer, M.D.
August 3, 2004
Page 2

under this Agreement that have accrued prior to any such termination or expiration, except to the extent provided for in Section 7.

2. CHANGE IN CONTROL.

      (i) For purposes of this Agreement, a "Change in Control" means the consummation and closing of an event or occurrence set forth in either or both of clauses (a) and (b) below (including the consummation and closing of an event or occurrence that constitutes a Change in Control under one clause but is specifically exempted from the other clause):

            (a) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (A) the then-outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (B) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this paragraph (a), the following acquisitions shall not constitute a Change in Control: (I) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion of exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (II) any acquisition by the Company, (III) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (IV) any acquisition by any corporation pursuant to a transaction which complies with subclause (A) of clause (b) of this Section 2(i); or

            (b) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale, lease, exchange or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), unless, immediately following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company's assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the "Acquiring Corporation") in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Stock and Outstanding Company Voting Securities, respectively.

3. TERMINATION FOLLOWING CHANGE IN CONTROL.

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Dr. Paul R. Sohmer, M.D.
August 3, 2004
Page 3

      If a Change in Control shall have occurred while you are still an employee of the Company, or after events and within the time period as stated in Section 3(vi), you shall be entitled to the payments and benefits provided in Section 4 hereof upon the subsequent termination of your employment within twenty-four
(24) months of such Change in Control, by you or by the Company unless such termination is (a) by the Company for "Cause" (as defined below), or (b) by you other than for "Good Reason" (as defined below), in any of which events you shall not be entitled to receive benefits under this Agreement.

      (i) "Disability". If, as a result of your incapacity due to physical or mental illness, you shall have been deemed "disabled" by (A) the institution appointed by the Company to administer the Company's long-term disability plan (or successor plan) for your benefit or, (B) in the absence of such an institution or in the event that you are not covered by a long-term disability plan of the Company, the Company acting in good faith.

      (ii) "Cause". For the purpose of this Agreement, the Company shall have "Cause" to terminate your employment upon:

            (a) The willful and continued failure by you substantially to perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness or any failure resulting from your terminating your employment with the Company for "Good Reason" (as defined below));

            (b) Willful gross misconduct or dishonesty, including fraud or embezzlement related to the performance of your duties with the Company or that which would be reasonably likely to cause, as determined in good faith by the Board of Directors of the Company: (A) a material adverse affect on the business or reputation of the Company, or (B) expose the Company to a material risk of civil or criminal legal damages, liabilities or penalties; or

            (c) Conviction (or a plea of guilty or no contest) of a felony or a crime involving moral turpitude.

      (iii) "Good Reason". You may terminate your employment for Good Reason. For purposes of this Agreement, "Good Reason" shall mean without your express written consent:

            (a) The material diminution of your duties with the Company from those in effect immediately prior to the Change in Control;

            (b) A continuing requirement that you perform duties that are materially inconsistent with and which would have a material adverse impact on your title, position, authority, duties or responsibilities in effect immediately prior to the Change in Control;

            (c) A reduction by the Company in your base salary as in effect immediately prior to the Change in Control;

            (d) A reduction in the level of your bonus opportunities or the degree of probability of your attainment of such opportunities as in effect immediately prior to the Change

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Dr. Paul R. Sohmer, M.D.
August 3, 2004
Page 4

in Control, unless there is a corresponding increase in your base salary or your equity compensation opportunities; provided, however, that this clause shall not prohibit the Board or the Company's Compensation Committee from changing the general business criteria or specific performance goals used to establish or determine bonus opportunities in a manner consistent with this clause;

            (e) A material reduction in your health, disability, life insurance, or retirement benefits as in effect immediately prior to the Change in Control determined in the aggregate; provided, however, that any changes in insurance companies, co-payments, deductibles, premiums, or coverages shall not constitute a material reduction if such changes are generally applicable to all full-time employees of the Company.

            (f) Any requirement by the Company that the location at which you perform your principal duties for the Company be changed to a new location that is more than 100 miles from the location at which you perform your principal duties for the Company immediately prior to the Change in Control; or

            (g) Any failure by the Company to comply with and satisfy Section 14(i) of this Agreement.

      (iv) Notice of Termination. Any termination by the Company pursuant to subparagraphs (i) or (ii) above or by you pursuant to subparagraph (iii) above shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis of your termination under the provision so indicated. If you are terminating your employment pursuant to subparagraph (iii) above, the Notice of Termination shall be delivered to the Company within thirty (30) days following the date on which the facts and circumstances existed that gave rise to your right to terminate your employment for Good Reason and at least ten (10) business days prior to your proposed Date of Termination. Such notice shall indicate the specific provision or provisions in this Agreement upon which you have relied to make such determination and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such determination. If the facts and circumstances that give rise to your right to terminate for Good Reason present a curable condition, the Company shall have ten (10) business days after receipt of the Notice of Termination to cure such condition.

      (v) Date of Termination. "Date of Termination" shall mean:

            (a) If this Agreement is terminated for Disability, thirty days after Notice of Termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such thirty-day period),

            (b) If your employment is terminated pursuant to subparagraph (iii) above, the date specified in the Notice of Termination, which shall be no less than ten (10) business days after the date on which the Notice of Termination is delivered; and

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Dr. Paul R. Sohmer, M.D.
August 3, 2004
Page 5

            (c) If your employment is terminated for any other reason, the date on which a Notice of Termination is given (or, if a Notice of Termination is not given, the date of such termination).

      (vi) Termination in Anticipation of a Change in Control. If your employment is terminated by the Company without Cause within 180 days prior to a Change in Control and such termination (i) was at the request of a third party who had indicated an intention or had taken steps reasonably calculated to effect a Change in Control and who subsequently effectuates a Change in Control or (ii) otherwise occurred as a condition to, or in anticipation of, a Change in Control which actually occurs, then for all purposes of this Agreement, the date of a Change in Control for purposes of this Agreement shall mean the date immediately prior to the date of such termination of your employment and shall entitle you to the benefits provided under Section 4 of this Agreement as though it were a termination without Cause after a Change in Control.

4. COMPENSATION UPON DEATH, DURING DISABILITY OR UPON TERMINATION IN CONNECTION WITH A CHANGE IN CONTROL.

      (i) If, after a Change in Control, your employment is terminated by reason of your death, your legal representatives shall receive an amount equal to the payments described in Section 4(iv)(a) below. Additionally, your eligible dependents may elect to continue their health care benefits under COBRA, as described in and in accordance with Section (4)(iv)(b) below. Notwithstanding anything herein to the contrary, all payments made pursuant to Section 4(iv)(a) and any cash payments made pursuant to Section 4(iv)(b), if any, shall be paid in accordance with the Company's regular payroll practices applicable to you for a period of twelve (12) months following your death, with the remaining balance paid in a lump sum at the end of the twelfth month following your death, less applicable tax withholding, beginning with the next regular pay date applicable to you following your death.

      (ii) If, after a Change in Control, you shall fail to perform your duties hereunder as a result of incapacity due to Disability, you shall (I) continue to receive your full base salary at the rate then in effect until your Date of Termination (and, if the Company maintains a long-term disability plan, you shall be eligible for coverage thereunder in accordance with the terms thereof and subject to the satisfaction of all applicable conditions, including without limitation the timely filing of a notice of claim) and (II) continue to be eligible to receive the health care benefits under COBRA and other insurance benefits, as described in and in accordance with Section 4(iv)(b) below.

      (iii) If, after a Change in Control, your employment shall be terminated for Cause, the Company shall pay you for your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and the Company shall have no further obligations to you under this Agreement.

      (iv) If, after a Change in Control, the Company shall terminate your employment, other than pursuant to Section 3(iii) hereof, or you shall terminate your employment for Good Reason, then, subject to Section 7:

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Dr. Paul R. Sohmer, M.D.
August 3, 2004
Page 6

            (a) The Company shall pay you: (I) thirty-six (36) months (the "Severance Period") of salary continuation at your base rate in effect at the time of your termination in accordance with the Company's regular payroll practices plus (II) an amount equal to the greater of 3 times (x) the bonus (if any) you received for the last fiscal year prior to your Date of Termination, or
(y) the average of the bonuses you received over the past three fiscal years, plus (III) an amount equal to 100% of your target bonus for the fiscal year in which the Date of Termination occurs, pro rated for the number of days worked by you during such fiscal year, including the Date of Termination (the "Severance Payments"). All payments described in this subparagraph (a) shall be paid in cash by the Company to you in accordance with the Company's regular payroll practices applicable to you, less applicable tax withholding, beginning with the next regular pay date applicable to you following your Date of Termination;

            (b) You shall have the opportunity to continue your group health care benefits, and those of your eligible dependents, in accordance with COBRA, as applicable. During the thirty-six (36) calendar months following the month in which you terminate employment with the Company, the Company shall make any necessary payments or adjustments such that you shall have the opportunity to continue these group health care benefits at the applicable employee premium rate in effect at the time of your termination of employment. In the event that the Company's insurance company is unable or unwilling to provide the group health care benefits, or if you become entitled to Severance Payments as a result of a termination in anticipation of a Change in Control as described in
Section 3(vi) hereof and you do not elect COBRA coverage at the time of your termination, then the Company shall provide you with monthly cash payments equal to the cost of providing such coverage to its employees generally. In addition, for the thirty-six (36) calendar months following the month in which you terminate employment (except if such termination is as a result of your death), the Company shall provide you with group term life insurance and accidental death and dismemberment coverage substantially similar to the coverage in effect immediately prior to your termination of employment; provided, however, if the Company's insurance company is unable or unwilling to provide the coverage, or if you become entitled to Severance Payments as a result of a termination in anticipation of a Change in Control as described in Section 3(vi) hereof, then the Company shall provide you with monthly cash payments equal to the cost of providing such coverage to its employees generally. You shall be responsible for such co-payments and other deductions and premiums to the same extent that you were responsible prior to your termination of employment. Notwithstanding the foregoing, (I) the group health care benefits, including the Company's subsidy, may be terminated sooner to the extent permitted by COBRA if you or your dependents obtain other group health plan coverage, and (II) the Company shall not provide any such life insurance or accidental death and dismemberment insurance benefits to you to the extent that an equivalent benefit is received by you from another employer during such period, and you shall report any such benefit actually received by you to the Company; and

            (c) the exercisability of all outstanding stock options, restricted stock, stock appreciation rights and other equity awards then held by you shall accelerate in full; and

            (d) the time period for exercising any non-qualified stock options and stock appreciation rights following a termination of your employment without Cause, as set forth in the

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Dr. Paul R. Sohmer, M.D.
August 3, 2004
Page 7

applicable award agreement, shall be extended from three (3) months to the shorter of (I) twelve (12) months or (II) the remaining balance of the term of such award,; and

            (e) you shall be permitted to request of the Company that the time period for exercising any incentive stock options following a termination of employment without Cause, as set forth in the applicable award agreement, shall be extended from three (3) months to the shorter of (I) twelve (12) months or
(II) the remaining balance of the term of such option.

      (v) You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer after the Date of Termination, or otherwise, except to the extent provided in Section 4(iv)(b).

      (vi) The Severance Payments and other benefits described in this Section 4 shall be the only severance payments you are to receive in the event of a termination of your employment following a Change in Control and you agree you shall not be entitled to any additional payments or benefits not otherwise described in this Agreement. You hereby acknowledge and agree that you are not eligible to be a "Participant" in the TriPath Imaging, Inc. Employee Retention Plan. Any payments or benefits received under this Agreement shall not be taken into account for purposes of determining benefits under any other employee benefit plan of the Company or any affiliate, except to the extent required by law, or as otherwise expressly provided by the terms of such other plan.

5. CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY.

      (i) In the event it shall be determined that any payment or benefit received or to be received by you (whether paid or payable or distributed or distributable or provided pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this
Section 5) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the "Code") or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then you shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after the payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

      (ii) Notwithstanding the foregoing provisions of Section 5(i), if it shall be determined that you are entitled to a Gross-Up Payment, but that you, after taking into account the Payments and the Gross-Up Payment, would not receive a net after-tax benefit of at least $50,000 (taking into account both income taxes and any Excise Tax) as compared to the net after-tax proceeds to you resulting from an elimination of the Gross-Up Payment and a reduction of the Payments, in the aggregate, to an amount (the "Reduced Amount") such that the receipt of Payments would

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Dr. Paul R. Sohmer, M.D.
August 3, 2004
Page 8

not give rise to any Excise Tax, then no Gross-Up Payment shall be made to you and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

      (iii) All determinations required to be made under this Section 5, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company's independent auditors or such other certified public accounting firm as may be designated by the Company (the "Accounting Firm") which shall provide detailed supporting calculations to both the Company and you within fifteen (15) business days of the receipt of notice from you that a Payment has been made or will be required, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity, or group affecting the Change in Control, the Company shall appoint another nationally recognized accounting firm to make the determinations required hereunder. All fees and expenses of the Accounting Firm shall be borne by the Company.

      (iv) Any Gross-Up Payment shall be paid by the Company to you within ten
(10) business days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and you As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 5(v) and you thereafter are required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for your benefit.

      (v) You shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practical but no later than ten (10) business days after you are informed in writing of such a claim and shall apprise the Company of the nature of the claim and the date on which such claim is requested to be paid. You shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which you give such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall: (a) give the Company any information reasonably requested by the Company relating to such claim, (b) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (c) cooperate with the Company in good faith in order to effectively contest such claim, and (d) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation of the

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Dr. Paul R. Sohmer, M.D.
August 3, 2004
Page 9

foregoing provisions of this Section 5(v), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct you to pay the tax claimed and sue for a refund or to contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs you to pay such claim and sue for a refund, the Company shall advance the amount of such payment to you, on an interest-free basis, and shall indemnify and hold the you harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for your taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or other taxing authority.

      (vi) If, after the receipt by you of an amount advanced by the Company pursuant to Section 5(v), you become entitled to receive any refund with respect to such a claim, you shall (subject to the Company's complying with the requirements of Section 5(v)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by you of an amount advanced by the Company pursuant to Section 5(v), a determination is made that you shall not be entitled to any refund with respect to such claim and the Company does not notify you in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

      (vii) If, pursuant to regulations issued under Section 280G or 4999 of the Code, the Company and you are required to make a preliminary determination of the amount of an excess parachute payment and thereafter a redetermination of the Excise Tax is required under the applicable regulations, the parties shall request the Accounting Firm to make such redetermination. If as a result of such redetermination an additional Gross-Up Payment is required, the amount thereof shall be paid by the Company to you within five (5) business days of the receipt of the Accounting Firm's determination. If the redetermination of the Excise Tax results in a reduction of the Excise Tax, you shall take such steps as the Company may reasonably direct in order to obtain a refund of the excess Excise Tax paid. If the Company determines that any suit or proceeding is necessary or advisable in order to obtain such refund, the provisions of Section 5(v) hereof relating to the contesting of a claim shall apply to the claim for such refund, including, without limitation, the provisions concerning legal representation, cooperation by you, participation by the Company in the proceedings and indemnification by the Company. Upon receipt of any such refund, you shall promptly pay the amount of such refund to the Company. If the amount of the income taxes otherwise payable by you in respect of the

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Dr. Paul R. Sohmer, M.D.
August 3, 2004
Page 10

year in which you make such payment to the Company is reduced as a result of such payment, you shall, no later than the filing of your income tax return in respect of such year, pay the amount of such tax benefit to the Company. In the event there is a subsequent redetermination of your income taxes resulting in a reduction of such tax benefit, the Company shall, promptly after receipt of notice of such reduction, pay to you the amount of such reduction. If the Company objects to the calculation or recalculation of the tax benefit, as described in the preceding two sentences, the Accounting Firm shall make the final determination of the appropriate amount. You shall not be obligated to pay to the Company the amount of any further tax benefits that may be realized by you as a result of paying to the Company the amount of the initial tax benefit.

      (viii) Nothing in this Section 5 is intended to violate the Sarbanes-Oxley Act and to the extent that any advance or repayment obligation hereunder would do so, such obligation shall be modified so as to make the advance a nonrefundable payment to you and the repayment obligation null and void.

6. CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.

      You, by your execution hereof, (i) hereby irrevocably submit to the exclusive jurisdiction of the state courts of the State of North Carolina (or any other state in which the Company or any successor maintains its headquarters) for the purpose of any claim or action arising out of or based upon this Agreement or relating to the subject matter hereof, (ii) hereby waive, to the extent not prohibited by applicable law, and agree not to assert by way of motion, as a defense or otherwise, in any such claim or action, any claim that you are not subject personally to the jurisdiction of the above-named courts, that your property is exempt or immune from attachment or execution, that any such proceeding brought in the above-named court is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such courts, and (iii) hereby agree not to commence any claim or action arising out of or based upon this Agreement or relating to the subject matter hereof other than before the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such claim or action to any court other than the above-named courts whether on the grounds of inconvenient forum or otherwise. You hereby consent to service of process in any such proceeding in any manner permitted by North Carolina law (or the law of such other state in which the Company or any successor maintains its headquarters), and agree that service of process by registered or certified mail, return receipt requested, at your address specified on the first page hereof is reasonably calculated to give actual notice. You hereby irrevocably waive any right to a trial by jury in any action, suit, or other proceeding arising under or relating to any provisions of this Agreement.

7. OBLIGATIONS DURING THE CHANGE OF CONTROL PERIOD AND FOLLOWING TERMINATION.

      You and the Company have previously entered into a Non-Competition Agreement (the "Non-Competition Agreement") and an Employee Non-Disclosure and Inventions Agreement dated June 2, 2000 (the "NDA"; the Non-Competition Agreement and the NDA collectively referred to as the "Prior Agreements") both attached hereto on Schedule A, which impose upon you certain obligations including, but not limited to, non-competition with

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Dr. Paul R. Sohmer, M.D.
August 3, 2004
Page 11

the Company, non-solicitation of employees and customers and confidentiality of Company information. Such Prior Agreements shall remain in full force and effect upon the execution of this Agreement except that they shall be superceded by this Agreement during the Change in Control Period. If the Change in Control Period expires and you remain employed by the Company thereafter, this Agreement shall have terminated and the Prior Agreements and their terms shall continue to govern your obligations during and following termination of your employment. Notwithstanding anything herein to the contrary, your right to receive any payments or benefits under this Agreement shall be conditioned upon and subject to your compliance with your obligations as described in this Section 7, which obligations shall survive the termination or expiration of this Agreement according to their respective terms. You hereby agree that any breach of the provisions of this Section 7 by you will entitle the Company to terminate this Agreement and to cease all payments and benefits hereunder. Any payments you may receive pursuant to the Prior Agreements shall offset on a dollar-for-dollar basis any obligations of the Company or any affiliate to make payments to you under this Agreement.

      (i) Confidentiality.

            (a) Proprietary Information. In the course of your service to the Company and its affiliates, you will have access to confidential intellectual property, confidential specifications, know-how, inventions, testing methods, strategic or technical data, marketing research data, product research and development data, manufacturing techniques, financial performance, confidential customer lists, costs, sources of supply and trade secrets, names and addresses of the people and organizations with whom the Company and its affiliates have business relationships and such relationships, and special needs of customers of the Company and its affiliates, as well as other confidential business information, all of which are confidential and may be proprietary and are owned or used by the Company or its affiliates. Such information shall hereinafter be called "Proprietary Information" and shall include any and all items enumerated in the preceding sentence and coming within the scope of the business of the Company or its affiliates as to which you may have access, whether conceived or developed by others or by you alone or with others during the period of your service to the Company or its affiliates, whether or not conceived or developed during regular working hours. The term "Proprietary Information" also shall be deemed to include comparable information that the Company or any of its affiliates have received belonging to others or which was received by the Company or any of its affiliates with any understanding that it would not be disclosed. Proprietary Information may be contained in various media, including without limitation, patent applications, computer programs in object and/or source code, flow charts and other program documentation, manuals, plans drawings, designs, technical and scientific specifications, laboratory notebooks, supplier and customer lists, internal financial and business data and other documents and records of the Company and its affiliates. Proprietary Information shall not include any information which (I) is in the public domain prior to the execution of the NDA and this Agreement, (II) entered the public domain after the time of its disclosure under the NDA or this Agreement through means other than an unauthorized disclosure resulting from an act or omission by you, (III) was independently developed or discovered by you prior to the time of disclosure under the NDA, or (IV) is required to be disclosed to comply with applicable laws or regulations, or with a court or administrative order, provided that the Company is notified prior

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Dr. Paul R. Sohmer, M.D.
August 3, 2004
Page 12

to such disclosure and has the opportunity to take any actions it deems appropriate to obtain confidential treatment for such disclosure and, if possible, to minimize the extent of such disclosure.

            (b) You shall not during the term of your employment with the Company or any time thereafter, regardless of the reason for termination of your employment (a) disclose, directly or indirectly, any Proprietary Information to any person other than the Company or authorized employees thereof at the time of such disclosure, or such other persons to whom you have been specifically instructed to make disclosure by management of the Company and in all such cases only to the extent required in the course of your service to the Company or (b) use any Proprietary Information, directly or indirectly, for your own benefit or for the benefit of any other person or entity.

            (c) All notes, letters, documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its affiliates and any copies, in whole or in part, thereof (collectively, the "Documents"), whether or not prepared by you, shall be the sole and exclusive property of the Company. You shall safeguard all Documents and shall surrender to the Company at the time your employment terminates, or at such earlier time or times as management of the Company may specify, all Documents then in your possession or control.

      (ii) Non-Competition; Non-Hire; Non-Solicitation.

            (a) During the Severance Period, you will not engage or participate in, directly or indirectly, as principal, agent, employee, employer, consultant, investor or partner, or assist in the management of, or own any stock or any other ownership interest in (excluding ownership of not more than one (1%) percent of the voting stock of any publicly held corporation), any business which is Competitive with the Company (as defined below).

                  (1) A business shall be considered "Competitive with the Company" if it is engaged in any business, venture or activity, or is developing any product, in the Restricted Area (as defined below) which competes, plans to compete or upon commercialization, would compete, with any business, product, venture or activity being developed, conducted or proposed to be conducted (as evidenced by the Company's internal written business plans or memoranda) by the Company, or any group, division or affiliate of the Company, determined as of the date of the Change in Control.

                  (2) The "Restricted Area" shall mean the United States of America, Canada, and any other geographic area where the Company, or any group, division or affiliate of the Company, is conducting, or has proposed to conduct (as evidenced by the Company's internal written business plans or memoranda), any business, venture or activity, determined as of the date of the Change in Control.

            (b) During the term of your employment and during the Severance Period, you will not hire any officer, director, consultant, executive or employee of the Company or any of its affiliates, nor will you solicit or attempt to solicit any such person to leave his or her

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Dr. Paul R. Sohmer, M.D.
August 3, 2004
Page 13

engagement with the Company or such affiliate. During the term of your employment and during the Severance Period, you will not call upon, solicit, divert or attempt to solicit or divert from the Company or any of its affiliates any of their customers or suppliers or potential customers or suppliers of whose names you were aware during your employment with the Company.

            (c) During the Severance Period you shall notify the Company of any change of address and of any subsequent employment (stating the name and address of the employer and the nature of the position) or any other business activity.

      (iii) Non-Disparagement. During the term of your employment and for five
(5) years thereafter, you shall not disparage, deprecate, or make any comments or take any other actions, directly or indirectly, that could reflect adversely on the Company, its affiliates or its officers, directors, employees or agents or adversely affect their business reputation or goodwill.

      (iv) Release and Waiver of Claims. Upon your termination following a Change in Control, and in consideration of the benefits provided to you under the terms of this Agreement, you hereby agree to execute the Release and Waiver of Claims attached hereto as Exhibit A.

8. CONFLICT AMONG AGREEMENTS OR BENEFIT PLANS.

      In the event of any conflict between the provisions of this Agreement and the terms of any other agreement or any benefit plan under which you are entitled to receive payments or benefits, or any agreement, instrument, other document or undertaking between you and the Company, unless otherwise specifically provided herein, the provisions of this Agreement shall control; provided, however, that the terms of the Offer Letter shall be deemed to expressly not conflict with the provisions of this Agreement.

9. DEDUCTION; WITHHOLDING; SET-OFF.

      Notwithstanding any other provision of this Agreement, any payments or benefits hereunder shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company reasonably determines it should withhold pursuant to any applicable law or regulation. The amounts due and payable under Sections 4 and 5 shall at all times be subject to the right of set-off of the Company for any amounts or debts incurred and owed by you to the Company whether during your employment or after the Date of Termination.

10. LEGAL FEES.

      If any contest or dispute shall arise between you and the Company regarding or as a result of any provision of this Agreement, the Company shall reimburse you for all reasonable attorney's fees and legal expenses incurred by you up to a maximum of $15,000.00 in connection with such contest or dispute, but only if you are successful with respect to substantially all of your material claims pursued or defended in connection with such contest or dispute. Such reimbursement shall be made as soon as practicable following the final adjudication (not subject

Dr. Paul R. Sohmer, M.D.
August 3, 2004
Page 14

to further appeal) by a court or arbitrator, or by settlement of the dispute to the extent that the Company receives reasonable written evidence of such fees and expenses.

11. LITIGATION AND REGULATORY COOPERATION.

      You agree to cooperate fully with the Company or any related entity in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or any related entity that relate to events or occurrences that transpired during your employment with the Company. Your full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. In scheduling your time to prepare for discovery or trial, the Company shall attempt to minimize interference with any other employment obligations that you may have. You also shall cooperate with the Company in connection with any investigation or review of any foreign, federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while you were employed by the Company. The Company shall reimburse you for any reasonable out-of-pocket expenses incurred in connection with any litigation and regulatory cooperation provided under this Section 11 after your Date of Termination. In the event that you are named personally in any legal proceeding relating to your activities on behalf of the Company, you will be eligible for indemnification to the extent permitted by the Company's By-laws and other governance documents, as well as the Company's liability insurance policies, as in effect at the time you make a claim for indemnification.

12. NOTICE.

      For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be delivered to each party at each party's respective address set forth on the first page of this Agreement, and shall be deemed effectively given or delivered: (i) upon personal delivery to the party to be notified, (ii) three (3) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iii) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt; provided that all notices to the Company should be directed to the attention of the Chairman of the Board of the Company, with a copy to the General Counsel of TriPath Imaging, Inc.

13. ENTIRE AGREEMENT.

      Except for the Offer Letter and the Prior Agreements, this Agreement represents the entire agreement of the parties with respect to the subject matter hereof and, except to the extent provided for herein, supersedes any other agreement between the parties with respect to such subject matter.

14. SUCCESSORS; BINDING AGREEMENT.

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Dr. Paul R. Sohmer, M.D.
August 3, 2004
Page 15

      (i) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company or its successor in the same amount and on the same terms as he would be entitled to hereunder if he terminates his employment for Good Reason following a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

      (ii) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

15. COUNTERPARTS.

      This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one in the same instrument.

16. MISCELLANEOUS.

      (i) Nothing contained in this Agreement, nor any action taken hereunder, shall be construed as a contract of employment, or as giving you any right to be retained as an employee of the Company. Your employment will remain at-will and your obligations under this Agreement shall not be affected by any change in your position, title or function with, or compensation by the Company.

      (ii) No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing signed by you and such officer as may be specifically designated by the Board of Directors of the Company.

      (iii) No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any time prior to subsequent time.

      (iv) The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of North Carolina.

      (v) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

Dr. Paul R. Sohmer, M.D.
August 3, 2004
Page 16

      (vi) Your rights to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this Section 16(vi) shall be void.

             [The remainder of this page intentionally left blank.]

Dr. Paul R. Sohmer, M.D.
August 3, 2004
Page 17

      If this Agreement correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this Agreement which will then constitute our agreement on this subject.

                                   Sincerely,

                                   TRIPATH IMAGING, INC.

                                   /s/ Robert E. Curry, Ph.D.
                                   ---------------------------------------------
                                   Name:  Robert E. Curry, Ph.D.
                                   Title: Chairman of the Compensation Committee

I acknowledge receipt and agree with the foregoing terms and conditions.

/s/ Paul R. Sohmer, M.D.
--------------------------
Name: Paul R. Sohmer, M.D.

                                    EXHIBIT A

                          RELEASE AND WAIVER OF CLAIMS

      In exchange for good and valuable consideration, the sufficiency of which is hereby acknowledged, I ______________, on behalf of myself, my executors, heirs, administrators, assigns and anyone else claiming by, through or under me, irrevocably and unconditionally, release, and forever discharge TriPath Imaging, Inc., its directors, officers, employees, agents and predecessors, successors, assigns and related and affiliate entities (collectively, the "Company"), from, and with respect to, any and all debts, demands, actions, causes of action, suits, covenants, contracts, wages, bonuses, damages and any and all claims, demands, liabilities, and expenses (including attorneys' fees and costs) whatsoever of any name or nature both in law and in equity ("Claim") which I now have, ever had or may in the future have against the Company by reason of any matter, cause or thing which has happened, developed or occurred before the signing of this Release, including, but not limited to, any and all suits in tort or contract, and any Claims or suits relating to salary, wages, bonuses and commissions, the breach of an oral or written contract, misrepresentation, defamation, and interference with prospective economic advantage, interference with contract, intentional and negligent infliction of emotional distress, negligence, breach of the covenant of good faith and fair dealing, and Claims arising out of, based on, or connected with my employment by the Company and the termination of that employment including any causes of action or Claims for unlawful employment discrimination of any kind, arising under or based on Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act, as amended; the Equal Pay Act of 1963; the NC Wage and Hour Act; the NC Handicapped Persons Protection Act; the NC Equal Employment Practices Act; the NC Retaliatory Employment Discrimination Act and any other state or federal equal employment opportunity or anti-discrimination law, policy, order or regulation affecting or relating to Claims or rights of employees, which I ever had, now have, or claim to have against the Company; provided, however, that this Release shall expressly not apply to, and I am not waiving, any claims that I may have against the Company with respect to or arising in connection with that certain Change of Control Letter Agreement between the Company and me dated as of August 3, 2004.

      I understand that this is a full and general release and includes any claim under the Age Discrimination in Employment Act. I acknowledge that I have been advised in writing to consult with legal counsel before signing this Release. I was given a period of at least twenty-one days to consider signing this release and I have seven days from the date of signing to revoke my acceptance.

      I have read the general release, fully understand it and freely and knowingly agree to its terms.

      Dated this ____ day of ____________, 200_.

                                                _________________________
                                                By:

                                   SCHEDULE A

                                PRIOR AGREEMENTS